Exhibit 10.1

(1) APOLLO PARTNERS LLP

- and -

(2) [________]
_____________________________________
FORM OF EMPLOYMENT CONTRACT
_____________________________________

    (i)

TABLE OF CONTENTS
Page
2.    Employment    4
3.    Commencement and duration    4
4.    Duties    4
5.    Conflicts of interest    5
6.    Place of work and travel    6
7.    Hours of work    6
8.    Remuneration    6
9.    Bonus    7
10.    Expenses    8
11.    Pension    8
12.    Other benefits    9
13.    Incapacity    9
14.    Holidays    10
15.    Other paid leave    10
16.    Training    11
17.    Confidential information    11
18.    Intellectual property    11
19.    Data protection, communications and monitoring    12
20.    Disciplinary and grievance procedures    12
21.    Termination    13
22.    Payment in lieu of notice    13
23.    Garden leave    14
24.    Corporate reconstruction or amalgamation    15
25.    Your obligations on termination    15
26.    Post-termination obligations    15
    (ii)

27.    Miscellaneous    17
28. Key Terms of Employment                                 19
    (iii)

THIS AGREEMENT
PARTIES
(1)APOLLO PARTNERS LLP, a company incorporated in England with registered number OC392885 whose registered office is at One Bishopsgate, London, EC2N 3AQ (the Company); and
(2)[_____] (you)
THE PARTIES agree:
1.DEFINITIONS AND INTERPRETATION
1.1In this Agreement, the following expressions will, unless the context otherwise requires, have the meanings set opposite them:

Customer
any person, firm, company, syndicate or other undertaking (including without limitation any (re)insured or (re)insurer) who was provided with any products and/or services by the Company, any Group Company or any Syndicate (including without limitation a policy of (re)insurance and/or policy renewal) and with whom you dealt at any time during the Relevant Period (whether directly or indirectly through a broker, agent or other intermediary) or about whom you had access to Confidential Information;

Commencement Date	[______]
Company Property
all property belonging to the Company, any Group Company or any Syndicate including any documents, correspondence, data, databases, files, plans, presentations, notes, records, keys, passes, software, hardware, credit cards, mobile phones, computer equipment, electronic devices, passwords and any Confidential Information;

Competing Business
any business which competes, or proposes to compete, with any business carried on by the Company, any Group Company or any Syndicate, in which you were involved at any time during the Relevant Period or about which you had access to Confidential Information;

Confidential Information
any confidential information belonging to the Company, any Group Company or any Syndicate, including:
a)information relating to the businesses, finances, dealings, transactions and affairs of the Company, any Group Company or any Syndicate including price and cost information, discount structures, sales statistics, business plans and programs, business opportunities, expansion plans, staff salaries and terms and conditions, marketing surveys, research and development projects, formulae, inventions, designs, discoveries, know-how, methods, processes, techniques, trade secrets, technical data, business forms and operating procedures, policies and practices, premiums for insureds, terms of business for insureds and clients, products and services under development, market research, trading models and trading strategies, strategy information, pricing models and capital models;
b)    names, addresses and contact details of customers, clients, insureds, brokers, intermediaries or introducers or potential customers, clients, insureds, brokers, intermediaries or introducers or other actual or prospective business contacts or suppliers or potential suppliers of the Company, any Group Company or any Syndicate;
c)    analyses made, or views taken, by the Company, any Group Company or any Syndicate in respect of the businesses, finances, dealings, transactions and affairs of the Company and/or any Group Company and/or any Syndicate, any customer, or potential customer, or any supplier or potential supplier of the Company, any Group Company, any Syndicate or any other third-party;
d)    information in respect of which the Company, any Group Company or any Syndicate is bound by an obligation of confidentiality to a third-party; and
e)    any information which is identified to you by the Company, any Group Company or any Syndicate as being confidential or secret in nature or which ought reasonably to be regarded as confidential;

Garden Leave	any period during which the Company exercises its rights under Clause 23.1;
Group or Group Company
the Company and its parent undertakings, its subsidiary undertakings and the subsidiary undertakings of any parent undertakings from time to time where “subsidiary undertaking” and “parent undertaking” have the meanings given to them in section 1162 Companies Act 2006;

Incapacity	any sickness, accident, injury or other incapacity which renders you incapable of properly performing your duties under this Agreement;
Intermediary
  any person, firm, company or other undertaking (including, without limitation, any broker) who introduced private individuals or business organisations to the Company, any Group Company and/or any Syndicate with a view to them becoming a customer or insured of the Company, any Group Company or any Syndicate and with whom you dealt at any time during the Relevant Period (whether directly or indirectly) or about whom you had access to Confidential Information;

Key Employee
any person employed or engaged by the Company, any Group Company or any Syndicate at any time during the Relevant Period at the level of Assistant Underwriter or above and who could damage the interests of the Company or any Group Company if they were to be involved in any capacity with a Competing Business and with whom you had material dealings during the Relevant Period;

PAYE Deductions
deductions made to comply with the Company’s liability to account for tax pursuant to regulations made under Chapter 2 of Part 11 Income Tax (Earnings and Pensions) Act 2003 and with its obligations to deduct national insurance contributions;

Prospective Client
any person, firm, company, syndicate or other undertaking (including without limitation any insured or insurer) with whom or which, at any time during the Relevant Period, the Company, any Group Company or any Syndicate was in discussion with a view to providing any products and/ or services (including without limitation a policy of insurance), and in which discussions you were involved (whether directly or indirectly through a broker, agent or other intermediary) or of which discussions you had knowledge or about which discussions you had access to Confidential Information;

Relevant Period	the period of 12 months ending on the Termination Date or if shorter, the duration of your employment;
Relevant Syndicate	any Syndicate with which you had dealings or about which you had access to Confidential Information at any time during the Relevant Period;
Restricted Business
products, services or business of the same type as, or similar to, products and/or services supplied by, and/or business undertaken by the Company or any Group Company with which you had dealings or about which you had access to Confidential Information at any time during the Relevant Period;

Syndicate
any insurance syndicate alliance between two or more people, firms or companies which may be formed from time to time for the purpose of risk management that is managed by the Company and/or any Group Company and/or of which the Company and/or any Group Company is a member;

Termination Date	the date on which your employment terminates for whatever reason;
WTR	the Working Time Regulations 1998.
1.2In this Agreement:
1.2.1any reference to this Agreement or to any other document include any permitted variation or amendment to this Agreement or such other document;
1.2.2the use of the singular includes the plural and vice versa and words denoting any gender will include a reference to each other gender;
1.2.3any reference to a Clause or Schedule is, except where expressly stated to the contrary, reference to the relevant Clause of or Schedule to this Agreement;
1.2.4Clause headings are included for ease of reference only and will not affect the construction or interpretation of any provision of this Agreement;
1.2.5any reference to any statute, statutory instrument, order, regulation or other similar instrument will be construed as including all modifications and re-enactments of them and all subordinate legislation made under them for the time being in force; and
1.2.6any phrase introduced by the terms 'include', 'including', 'in particular' or any similar expression will be construed as illustrative and will not limit the sense of the words preceding those terms.
2.EMPLOYMENT
2.1You will be employed by the Company as [_____], or in such other role as the Company may require from time to time, subject to the terms of this Agreement.
2.2The Company may from time to time employ or appoint any other person to act jointly with you in carrying out your duties and functions and exercising your powers under this Agreement.
2.3You represent and warrant that:
2.3.1you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled;
2.3.2you will not, as a consequence of entering into or performing this Agreement, be in breach of any terms binding upon you of any contract, agreement, undertaking, court order or arrangement with, or any obligation to, any third party;
2.3.3you are not subject to any restriction which will hinder or restrict you from performing any duties which you are or may be required to perform under this Agreement or for any Group Company or Syndicate;
2.3.4you have no unspent criminal convictions and have never been disqualified from acting as a director; and
2.3.5all the information that you have provided to the Company, and any third party acting on behalf of the Company, prior to the commencement of your employment is true and up-to-date and you have not deliberately omitted any relevant information.

3.COMMENCEMENT AND DURATION
3.1Your employment will commence on [______].
3.2Your period of continuous employment with the Company will commence on the Commencement Date and no employment with a previous employer will count as part of your period of continuous employment with the Company. Your period of employment with Apollo Partners LLP will count as part of your period of continuous employment with the Company and so your continuous employment with the Company will be deemed to have commenced on [______].
3.3Your employment will continue, subject to the terms of this Agreement until terminated by either party, giving to the other not less than 12 months’ notice in writing.
4.DUTIES
4.1At all times during the employment, you will:
4.1.1unless prevented by Incapacity, devote the whole of your working time, attention and skill to the carrying out of your duties under this Agreement;
4.1.2at all times and in all respects, faithfully and competently perform such duties and exercise such powers, authorities and discretions as are consistent with your position and as may from time to time be assigned or delegated to you by the Company, provided that the Company may at any time require you to cease performing and exercising any or all of such duties, powers, authorities or discretions;
4.1.3use your best endeavours to promote, develop and protect the business, interests, goodwill and reputation of the Company, any Group Company or any Syndicate for which you are required to perform duties;
4.1.4keep the Company promptly and fully informed (in writing, if requested) of your conduct of its business and affairs and those of any Group Companies or any Syndicates for which you are required to perform duties and provide such further information or explanations as may be required;
4.1.5obey all reasonable directions from time to time given to you by the Company and/or any Group Company and/or any Syndicate and comply with all rules, regulations, policies and procedures (including those relating to bribery and the facilitation of tax evasion) of the Company and/or any Group Company and/or any Syndicate for which you are required to carry out duties;
4.1.6without prejudice to the generality of Clause 4.1.4 above, declare to the Company any interest that you may have (directly or indirectly) in any existing transaction and any proposed transaction or arrangement with the Company, any Group Company or any Syndicate, as soon as practicable and in any event before any such transaction or arrangement is entered into; and
4.1.7without prejudice to the generality of Clauses 4.1.3, 4.1.4 and 4.1.6, ensure that the Company is aware as soon as practicable of:
(a)any activity, actual or threatened, which might affect the interests of the Company, any Group Company and/or any Syndicate;
(b)any actual, potential, or maturing business opportunity relevant to the Company, any Group Company or any Syndicate; and
(c)your own misconduct or the misconduct of any agent, employee, officer, or worker of the Company, any Group Company or any Syndicate of which you are, or ought reasonably to be, aware.
4.2During your employment, you will (without further remuneration), if required by the Company, be seconded to and/or carry out duties on behalf of any Group Company. You also agree that the Company may transfer your employment to that of another Group Company.

5.CONFLICTS OF INTEREST
5.1Without prejudice to Clause 4.1, you will not at any time during your employment (including any period of Garden Leave), except as a representative or nominee of the Company or any Group Company, without the prior written consent of the Company:
5.1.1directly or indirectly, be engaged, concerned or interested in any capacity in any business (which includes any material commitment to a charity or other non-profit-making entity) other than that of the Company, any Group Company or any Syndicate for which you are required to perform duties;
5.1.2render services of any kind for remuneration to any person, company or other undertaking other than the Company, any Group Company or any Syndicate for which you are required to perform duties; or
5.1.3take any steps that are preparatory to competing with the business of the Company, any Group Company or any Syndicate other than making a bona fide application for new employment.
5.2Nothing in Clause 5.1 will prohibit you from holding or being interested in by way of bona fide personal investment securities of any company provided that such company is not in competition with the business of the Company, any Group Company or any Syndicate and that any such holding when aggregated with shares or securities beneficially owned by you or any of your connected persons will not exceed 5% of the whole or any class of the issued share capital of that company.
5.3You confirm that you have disclosed in writing to the Company all circumstances existing at the date of this Agreement which would require the consent of the Company under Clause 5.1.1, 5.1.2 and 5.1.3 above and all circumstances in respect of which there is, or may be, a conflict of interest between the Company or any Group Company. You agree to disclose fully to the Company any such circumstances which may arise during your employment.
6.PLACE OF WORK AND TRAVEL
6.1Your normal place of work will be the Company's office at One Bishopsgate, London, EC2N 3AQ, UK or such other location as the Company may from time to time require (whether on a permanent or temporary basis).
6.2You shall be required to travel within the United Kingdom and/or overseas on the business of the Company or any Group Company as required for the proper performance of your duties, but you shall not be required to work outside the United Kingdom for any continuous period of more than one month.
7.HOURS OF WORK
7.1You shall work 7 hours a day (excluding one hour for lunch) within the normal office hours of 9.00 am to 5.00 pm Monday to Friday. However, the Company may require you to work such additional hours on those days without additional remuneration as may be necessary for the proper performance of your duties.
7.2To the extent that Regulation 4(1) of the WTR applies to you, you agree in accordance with Regulation 5 of the WTR that the limit of maximum weekly working time set out in Regulation 4(1) of the WTR will not apply to you during your employment. You acknowledge that you may terminate such opt out at any time by giving the Company not less than three months' written notice.
8.REMUNERATION
8.1The Company will pay you an annual basic salary at the rate of £[______] (less PAYE Deductions). Your basic salary will be payable by equal monthly instalments in arrears on or about the 23rd day of each calendar month and will be deemed to accrue from day to day.
8.2Your basic salary will be reviewed by the Company annually but there is no obligation on the Company to increase it on review. There will be no review following service by either party of notice to terminate employment.

8.3You authorise the Company at any time during your employment and upon its termination (howsoever arising), to deduct from your basic salary or other remuneration and/or any other sums due to you under this Agreement, any sums owed by you to the Company or any Group Company including any overpayments, loans or holiday pay.
9.BONUS
9.1In the event that the Company permits you to participate in any bonus schemes or makes any award to you, the bonus will be of such amount and subject to such conditions (including, but not limited to, conditions for and timing of payment) as the Company may in its absolute discretion determine from time to time. The Company reserves the right to award a nil payment.
9.2Unless expressly stated to the contrary in this Agreement or the rules of the relevant bonus scheme, the conditions set out in this clause apply to the award and payment of variable remuneration made to you by the Company under this Agreement or otherwise (including, but not limited to, any cash awards, any guaranteed variable remuneration and any deferred stock awards).
9.3Any bonus awarded to you shall be purely discretionary, shall not form part of your contractual remuneration under this Agreement and shall not be pensionable. The making of an award shall not oblige the Company to make any subsequent awards.
9.4Any bonus awarded to you will depend on a number of factors including your own performance, the performance of your team, the Company and any Group Company, and sound risk management principles.
9.5You may be required to defer part of any sum awarded into a Company or Group Company share option scheme or similar instruments rather than the award being paid entirely in cash. The Company reserves the right to defer all or part of any discretionary bonus award made to you, to impose such conditions on future payment of any such deferral as it considers reasonable, to seek the repayment of any bonus award or adjust any deferred award as the Company considers reasonably necessary to ensure compliance with its regulatory obligations applicable from time to time.
9.6The Company reserves the right to alter the percentage(s) of and the threshold at which any awards are deferred each year and which shall be notified to you from time to time.
9.7Notwithstanding Clause 9.1, you shall have no right to be awarded or where an award has been made, paid bonus (pro rata or otherwise) if:
9.7.1you are subject to any capability and/or disciplinary procedures; and/or
9.7.2your employment has terminated (whether lawfully or unlawfully) or you are under notice of termination (whether given by you or the Company); and/or
9.7.3payment by the Company may reasonably be in breach of any regulatory requirements.
9.8If you have been notified that you are under investigation in accordance with the Company's disciplinary or capability procedure then your eligibility to be considered for a discretionary award will be postponed pending the conclusion of any such investigation and any subsequent disciplinary hearing or capability meeting.
9.9Without prejudice to its other rights under this Agreement, the Company may, in its absolute discretion, at any time prior to the third anniversary of the date on which an award is made to you (or such longer period as may be required for the Company to complete an ongoing investigation or to comply with regulatory requirements, but not exceeding a further two years from the third anniversary of the date on which an award is made to you):
9.9.1reduce (including a reduction to zero) the amount of such award;
9.9.2impose further conditions on such award;
9.9.3require you to make a cash repayment to the Company in respect of some or all of such award;

9.10in circumstances where the Company considers appropriate, including but not limited to, circumstances where:
9.10.1the Company becomes aware of any material wrongdoing on your part that would have resulted in the relevant award not being made or would have entitled the Company to terminate your employment in accordance with Clause 21 of this Agreement had it known about such material wrongdoing at the time the relevant award was made;
9.10.2the Company becomes aware of a material error in assessing your performance against the relevant performance conditions at the time that the award was made;
9.10.3you have acted in a manner which in the Company’s opinion has brought or is likely to bring the Company into disrepute or is materially adverse to the interests of the Company;
9.10.4you have failed to meet the appropriate standards of fitness and propriety;
9.10.5the Company has reasonable evidence of fraud or dishonesty by you.
9.11Any award made to you will be subject to:
9.11.1the rules of the relevant bonus scheme under which it is granted (as may be varied from time to time at the Company's discretion);
9.11.2regulatory requirements;
9.11.3any other applicable legal or regulatory requirements, guidelines, recommendations or codes of practice; and
9.11.4any applicable Company policies as may be varied or introduced by the Company from time to time.
9.12Notwithstanding any other provision of this Agreement or of any bonus scheme in which you may participate, the Company reserves the right at any time to amend or replace the terms of any award or make them subject to such conditions as it may at its absolute discretion determine, including to ensure compliance with any relevant legal or regulatory requirements, guidelines, recommendations, codes of practice or policies.
10.EXPENSES
10.1The Company will reimburse to you all reasonable expenses wholly, exclusively and properly incurred by you in the performance of your duties under this Agreement subject to the Company's policy from time to time and the production to the Company of such evidence of expenditure as the Company may require.
11.PENSION
11.1The Company will comply with its employer pension duties in accordance with Part 1 of the Pensions Act 2008.
11.2You may participate in such Group Personal Pension (GPP) arrangement that is operated by the Company from time to time subject to your eligibility and the governing documentation applying to that arrangement. Further details of the current pension arrangements are available from the HR department.
11.3As a member of the GPP, the Company shall contribute 10% of your salary to the GPP each year in equally monthly instalments in arrears, such contributions shall be subject to the rules of the GPP and tax reliefs and exemptions available from HM Revenue & Customs, as amended from time to time. Any contributions made by you in accordance with the GPP rules in operation from time to time will be via salary sacrifice.
11.4You are required to notify the Company in writing if you are registered for, or are otherwise eligible for, any form of tax protection which may be lost or prejudiced as a result of you being automatically enrolled or re-enrolled into a pension scheme. The Company shall have no liability to you in respect of any adverse tax consequences of your automatic enrolment or re-

enrolment where you fail to provide such notification, or where such notification is provided less than one week prior to the automatic enrolment or re-enrolment date.
12.OTHER BENEFITS
12.1Subject to underwriting at a reasonable cost to the Company, and to you (and such other eligible persons) satisfying the normal underwriting requirements of the relevant insurance provider during the course of this Agreement, you will be eligible to participate at the Company’s expense in such schemes as the Company may operate from time to time. Should you require further details of these benefits, please contact the HR department or visit Galaxy (the Company intranet).
12.2If the provider of any insurance referred to in Clause 12.1 refuses for any reason to provide the applicable insurance benefit to you (or your family, as applicable), the Company shall not be liable to provide you with any replacement benefit of the same or similar kind or to pay compensation in lieu of such benefit.
12.3Your participation in any scheme referred to in Clause 12.1 will be subject to the rules of the relevant scheme from time to time in force and you will be responsible for any related tax falling due.
12.4The Company expressly reserves the right to at any time withdraw, reduce or vary your entitlement under or participation in any schemes or benefits and specifically those referred to in Clause 12.1 without compensation.
13.INCAPACITY
13.1If you are absent from work due to Incapacity, you shall notify your line manager of the reason for the absence as soon as possible but no later than 09.30 am on the first day of absence.
13.2On your return to work you must complete, sign and return any self-certification forms required by the Company. If your absence continues for a period of seven days or more you must provide your line manager with an appropriate statement of fitness for work (“fit note”) as soon as possible after the seventh day of absence. If your absence persists beyond the end of the first fit note, you must continue to submit further fit notes to cover the whole period of your absence.
13.3Subject to your compliance with this Clause 13 and the Company’s sickness absence policy (in operation from time to time), if you are absent from your duties as a result of Incapacity you will be entitled to be receive your basic salary only for an aggregate period of up to 26 weeks (“Company Sick Pay”) in any period of 52 weeks (whether the absence is intermittent or continuous). Company Sick Pay is inclusive of Statutory Sick Pay (“SSP”). Your qualifying days for SSP purposes are Monday to Friday. The Company reserves the right to withhold or suspend Company Sick Pay at its sole discretion in circumstances as set out in the Company’s sickness absence policy as may be amended from time to time. For the avoidance of doubt, you will not be entitled to any payment other than SSP if you are subject to any current disciplinary investigation or proceedings.
13.4Once you have exhausted your entitlement to Company Sick Pay in any 52-week period, you will not be entitled to any further payment of Company Sick Pay until you have returned to work and had no further absences for at least three months.
13.5You agree to have a medical examination performed by a doctor appointed and paid for by us and you hereby authorise us to have access to any report produced as a result of any such examination as we may from time to time require.
13.6The Company’s rights to terminate your employment under the terms of this Agreement apply even when such termination would or might cause you to forfeit any entitlement to sick pay, permanent health insurance or any other Incapacity-related benefit.
13.7In the event that you are incapable of performing your duties under this Agreement by reason of Incapacity caused wholly or partially by a third party, you must immediately inform the Company of that fact and of any action which you take against that third party including details of any claim, compromise, settlement or judgment and such additional information as the Company may request. All payments made to you by the Company under this Clause 13 will, to the extent that compensation is recoverable from the third party, constitute loans by the Company to you (despite the fact that deductions for income tax and employees' national insurance contributions may have been made) and will be repaid to the Company on request when and to the extent that you recover compensation from the third party by action or otherwise.
14.HOLIDAYS
14.1During your employment, you will be entitled to 31 working days' paid holiday in each holiday year (in addition to bank and other public holidays in England), to be taken at such time or times as are approved by the Company and in accordance with the Company’s holiday policy as in operation from time to time. The holiday year runs from 1st January to 31st December each year. Your holiday entitlement incorporates your statutory basic and additional annual leave entitlement.
14.2In each holiday year, any holiday that you take shall be deemed to be taken in the following order: holiday under regulation 13 of the Working Time Regulations 1998, holiday under regulation 13A of the Working Time Regulations 1998, followed by any additional contractual holiday.
14.3The Company may require you to take holidays on particular dates including during any notice period or Garden Leave. You will be given reasonable notice of any such requirement.
14.4Holiday entitlement in the holiday year in which the employment commences and the holiday year in which the employment terminates will be proportionate to your period of service during that holiday year (rounded up to the nearest full day).
14.5You shall not carry forward any untaken holiday from one holiday year to the following holiday year unless you have been prevented from taking it by one of the following: a period of sickness absence or statutory maternity, paternity, adoption, shared parental, parental, bereaved partner’s paternity or parental bereavement leave. In cases of sickness absence, carry-over is limited to four weeks' holiday per year less any leave taken during the holiday year that has just ended. Any such carried over holiday which is not taken within eighteen months of the end of the relevant holiday year will be lost.
14.6You shall not be paid in lieu of untaken holiday except on termination of your employment. Subject to Clause 14.7, on termination of your employment, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) your final gross pay calculated at a daily rate of 1/260th of Basic Salary.
14.7If the Company has terminated or would be entitled to terminate your employment under Clause 21 or if you have terminated your employment in breach of this Agreement any payment due under Clause 14.6 shall be limited to your statutory entitlement and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement. Reimbursement of any excess holiday taken by you shall be recoverable in full at the rate at which it was paid to you.
15.OTHER PAID LEAVE
15.1You may be eligible to take the following types of paid leave, subject to any statutory eligibility criteria or conditions: statutory maternity leave, statutory paternity leave, statutory adoption leave, statutory parental leave, statutory shared parental leave, statutory bereaved partner’s paternity leave and statutory parental bereavement leave. You may also be eligible for enhanced Company pay in respect of such leave subject to the Company’s policies in place from time to time.
16.TRAINING
16.1During your employment you will be required at a minimum to complete appropriate induction training upon joining and any further training that facilitates compliance with applicable legal and/or regulatory obligations, which will be paid for by the Company. Other mandatory training may be introduced by from time to time at the cost of the Company.
17.CONFIDENTIAL INFORMATION
17.1You will not, except in the proper performance of your duties under this Agreement, either during your employment or at any time after its termination (howsoever caused) use for your own benefit or for the benefit of any other person, company or undertaking, or directly or indirectly disclose to any person any Confidential Information.

17.2During the employment, you will use your best endeavours to prevent the disclosure to third parties of any Confidential Information.
17.3The restrictions contained in this Clause 17 will not apply to:
17.3.1use or disclosure authorised by the Company or Group or required by law, a court or tribunal of competent jurisdiction or any competent regulatory statutory body;
17.3.2any information that, otherwise than through your unauthorised use or disclosure, already is, or comes into, the public domain; and/or
17.3.3a protected disclosure within the meaning of Part IVA of the Employment Rights Act 1996 and/or a relevant pay disclosure made in compliance with section 77 of the Equality Act 2010.
18.INTELLECTUAL PROPERTY
18.1For the purpose of this clause, "Intellectual Property" means patents, trade marks, service marks, trade names, domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, copyrights, all rights whatsoever in computer programs, firmware, apps and other computer software and data, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
18.2Subject to the relevant provisions of the Patents Act 1977 the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988, if at any time in the course of your employment you make or discover or participate in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company:
18.2.1you shall immediately disclose full details of such Intellectual Property to the Company;
18.2.2you hereby assign with full title guarantee to the Company, by way of present and future assignment, all Intellectual Property created by you during your employment under this Agreement, for the full period of protection therein absolutely, together with all physical and digital materials embodying or relating to such Intellectual Property;
18.2.3you shall not attempt to register any Intellectual Property, in your own name or otherwise, unless requested to do so in writing by the Company; and
18.2.4at the request and expense of the Company you shall do all things which may be necessary or desirable for: (a) granting the Company with access and control of the physical and digital materials embodying or relating to such Intellectual Property; and (b) obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting all rights in the same in the Company or its nominee.
18.3You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to sign, execute or do any instrument or thing and generally to use your name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 18 and in favour of any third party a certificate in writing signed by any member, director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.
18.4You hereby waive all of your present and future moral rights (as defined in the Copyright Designs and Patents Act 1988) in respect of any acts of the Company or any acts of third parties done with the Company’s authority in relation to any Intellectual Property which is the property of the Company by virtue of the above. You hereby confirm and acknowledge that this waiver shall operate in favour of the Company, its licensees, assigns and successors in title.
18.5All rights and obligations under this Clause 18 in respect of Intellectual Property made or discovered by you during your employment shall continue in full force and effect after the termination of employment and shall be binding upon your personal representatives.

18.6References in this Clause 18 to the Company shall be construed, where appropriate, as including reference to the Group and/or any Group Company.
19.DATA PROTECTION, COMMUNICATIONS AND MONITORING
19.1The Company will process your personal data in accordance with applicable data protection legislation and its privacy notice. The Company may monitor any use you make of its or the Group’s telecommunication or computer systems.
19.2You must take all reasonable steps to comply with the Company’s data protection policy and applicable data protection legislation, including ensuring that any information or personal data which you access, hold or process in the course of your employment (including personal data relating to any employee, customer, client, supplier, broker, insured or agent of the Company or any Group Company or Syndicate) will not be available to third-parties and will be kept securely by you, particularly if such information is accessed by or accessible to you via a mobile device, such as a laptop or mobile phone.
20.DISCIPLINARY AND GRIEVANCE PROCEDURES
20.1A copy of the relevant non-contractual disciplinary and grievance rules and procedures which apply from time to time can be obtained from Human Resources department. These rules and procedures contain details of the person to whom you may address any grievance and the person to whom you may address an appeal against a disciplinary decision.
20.2The Company may, in its absolute discretion, suspend you from work, for so long as it deems necessary to carry out a proper investigation and to hold any appropriate disciplinary and/or appeal hearings, in order to investigate any claim or allegation which the Company considers could constitute serious misconduct, where relationships have broken down, where the Company has any grounds to consider that the Company's property or responsibilities to other parties are at risk, and/or where Company considers that your continued presence at the Company's premises could hinder an investigation.
21.TERMINATION
21.1Notwithstanding the provisions of Clause 3, the Company will be entitled to terminate your employment with immediate effect, by notice in writing, without payment in lieu of notice or compensation if:
21.1.1you are guilty of any gross misconduct in connection with or affecting the business of the Company, any Group Company or any Syndicate for which you are required to perform duties (a non-exhaustive list of offences to be regarded as gross misconduct may be found in the Company’s disciplinary policy as amended from time to time);
21.1.2you commit any serious or repeated breach or non-observance of any of the provisions of this Agreement or you refuse or neglect to comply with any reasonable and lawful directions of the Company or any Group Company;
21.1.3in the reasonable opinion of the Company, you are grossly negligent and/or incompetent in the performance of your duties;
21.1.4you are guilty of theft, fraud or dishonesty or engage in any conduct which, in the opinion of the Company, has brought or may bring you, or the Company, any Group Company or any Syndicate into disrepute or has prejudiced or may prejudice, the business or affairs of the Company, any Group Company or any Syndicate;
21.1.5you are convicted of any criminal offence (except for a minor road traffic offence for which a fine or non-custodial penalty is imposed);
21.1.6any of the warranties set out in Clause 2.3 above is found by the Company to be inaccurate, misleading or untrue;
21.1.7you are in breach of anti-bribery and corruption laws and/or the Company's anti-bribery and corruption policy as in force from time to time;
21.1.8you are in breach of laws preventing the facilitation of tax evasion and/or the Company's anti-facilitation of tax evasion policy;

21.1.9you are guilty of a serious breach of any rules or policies issued by the Group from time to time regarding the use of its electronic communication systems or social media;
21.1.10you cease to be eligible to work in the United Kingdom;
21.1.11you fail to acquire or retain any professional or regulatory qualification or permission which is necessary for you to carry out your duties;
21.1.12you commit a serious breach or repeated breaches of any rules and regulations of any applicable regulatory body (including but not limited to the FCA Conduct Rules); and/or
21.1.13the Company is no longer satisfied that you meet the required standards of fitness and propriety for your role.
21.2The rights of the Company under Clause 21.1 are without prejudice to any other rights that it might have at law to terminate your employment or to accept any breach of this Agreement by you as having brought the Agreement to an end. Any delay by the Company in exercising any right to terminate summarily under Clause 21.1 will not constitute a waiver of that right.
22.PAYMENT IN LIEU OF NOTICE
22.1The Company reserves the right in its sole and absolute discretion to terminate your employment with immediate effect at any time by giving you written notice that it intends to pay you your basic salary (as at the Termination Date) only in lieu of the notice period referred to in Clause 3 or, if notice has already been given, the balance of it (“Payment in Lieu”).
22.2If, at any time after the Company has exercised its right to make a Payment in Lieu under Clause 22.1 the Company reasonably considers that you have committed an act of gross misconduct during your employment, it will be released from its obligation to make the Payment in Lieu and any payment that has already been made to you under Clause 22.1 will be repayable by you to the Company as a debt.
23.GARDEN LEAVE
23.1At any time after you or the Company has given notice to terminate your employment, the Company may in its absolute discretion, by written notice, place you on Garden Leave for all or any part(s) of the remainder of your employment.
23.2During any period of Garden Leave:
23.2.1the Company will be under no obligation to provide any work to you or vest any powers in you and may employ or appoint any other person(s) to carry out your duties and functions and exercise your powers under this Agreement;
23.2.2the Company may revoke any powers you hold on behalf of the Company and/or any Group Company and/or Syndicate and may require you to carry out alternative duties or only to perform specific duties and/or to carry our special projects at such locations (including your home) as the Company may require;
23.2.3the Company will be entitled at any time to announce to employees, clients, customers, suppliers, agents and any other business contacts and to any other third-party that you have been given notice of termination or have resigned (as the case may be);
23.2.4you must not, without the prior written consent of such person as nominated by the Company, attend your normal place of work or any premises of the Company, any Group Company or any Syndicate;
23.2.5you must not have any contact or communication with any adviser, agent, client, consultant, customer, director, distributor, employee, officer, shareholder, supplier or other business contact of the Company, any Group Company or any Syndicate or make any announcement (whether directly or indirectly) in relation to the termination of your employment or otherwise;

23.2.6you must keep the Company informed of your whereabouts and how you can be contacted during each working day (except during any period expressly booked and taken as holiday leave in accordance with the Company's holiday policy);
23.2.7you will remain an employee of the Company and continue to owe the Company all the duties of employment, including the duty of fidelity and any fiduciary duties and you will remain bound by the terms of this Agreement;
23.2.8you will continue to be paid at the rate to which you would be entitled were you not on Garden Leave and to receive contractual benefits in the usual way subject to the terms of any benefit scheme;
23.2.9you will be deemed to have taken all your accrued but unused holiday entitlement and you will not be entitled to any pay in lieu of holiday entitlement on the termination of your employment;
23.2.10you will not be entitled to become employed by, do work or perform services for any other person or undertaking; and
23.2.11upon the Company’s request, you must effect an orderly handover of work as required.
24.CORPORATE RECONSTRUCTION OR AMALGAMATION
24.1If your employment is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation, or as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation, and you are offered and refuse employment with any concern or undertaking resulting from such reconstruction or amalgamation (as the case may be), or a subsidiary undertaking of any such concern, undertaking or company, on terms and conditions no less favourable overall to you than the terms and conditions of this Agreement, then you will have no claim in respect of the termination of your employment.
25.YOUR OBLIGATIONS ON TERMINATION
25.1On the Termination Date or otherwise at the Company's request at any time you will:
25.1.1immediately deliver to the Company all Company Property which is under your possession or control;
25.1.2subject to any contrary directions from the Company, irretrievably delete any information relating to the business of the Company that you have stored on any computer system, electronic or digital storage device which does not belong to the Company, including (to the extent technically practicable) from such systems and data storage services provided by third parties; and
25.1.3if requested, provide a signed statement to the Company confirming that you have complied fully with your obligations under Clauses 25.1.1 and 25.1.2 and, on request, provide the Company with such reasonable evidence of compliance as may be required and permit a representative of the Company to inspect any relevant electronic or digital storage or memory device in order to confirm your compliance with your obligations under Clause 25.1.1 and 25.1.2.
25.2The Company reserves the right to make a deduction under Clause 8.3 in the event that any Company Property is not returned in accordance with Clause 25.1.1.
26.POST-TERMINATION OBLIGATIONS
26.1In order to protect the Confidential Information and the Group’s business connections to which you have access as a result of your employment, you undertake to the Company for itself and as trustee and agent for each Group Company that you will not, without the prior written consent of the Company, directly or indirectly, on your own behalf or on behalf of, or in conjunction with, any company, firm, or other person:
26.1.1for a period of 12 months from the Termination Date, be engaged, interested or concerned whether as principal, agent, representative, partner, director, employee,

joint venturer, investor, consultant or any other capacity in any Competing Business, except that you may hold up to 5% of any class of securities of any company;
26.1.2for a period of 12 months from the Termination Date, on behalf of a Competing Business:
(a)be involved with the provision of products or services to, or otherwise have any business dealings with any Customer in relation to any Restricted Business; or
(b)be involved with the provision of products or services to, or otherwise have any business dealings with any Prospective Customer in relation to any Restricted Business; or
26.1.3for a period of 12 months from the Termination Date, on behalf of a Competing Business:
(a)entice or solicit, or endeavour to entice or solicit, any Customer to provide custom or business in relation to any Restricted Business; or
(b)entice or solicit, or endeavour to entice or solicit, any Prospective Customer to provide custom or business in relation to any Restricted Business;
26.1.4for a period of 12 months from the Termination Date, on behalf of a Competing Business:
(a)interfere (or attempt to do so) with the relationship between the Company, any Group Company or any Syndicate and any other Intermediary;
(b)canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out any Intermediary for instructions and/or placements of business in respect of Restricted Business;
(c)have any business dealings with any Intermediary;
(d)have any business dealings with any Relevant Syndicate; or
26.1.5for a period of 12 months from the Termination Date employ or be directly involved in the employment of any Key Employee with a view to such Key Employee working for or providing services to a Competing Business;
26.1.6for a period of 12 months from the Termination Date, entice or solicit, or endeavour to entice or solicit, any Key Employee away from the Company or any Group Company, with a view to such Key Employee working for or providing services to a Competing Business;
26.1.7become an employee of, or provide services to, any Competing Business at the same time as, or in the 6 months after, any Key Employee becomes an employee of, or provides services to, that Competing Business; or
26.1.8at any time after the Termination Date, represent yourself as connected with the Company, any Group Company or any Syndicate in any capacity, other than as a former employee or (if that is the case) shareholder, or use any registered business names or trading names associated with the Company, any Group Company or any Syndicate.
26.2The duration of the restrictions in Clauses 26.1.1 to 26.1.8 will be reduced by any period of time that you have spent on Garden Leave immediately prior to the Termination Date.
26.3You acknowledge and agree that each of Clauses 26.1.1 to 26.1.8 constitutes an entirely separate and independent restriction on you and that the duration, extent and application of each of such restrictions are no greater than is necessary for the protection of the legitimate interests of the Company. You agree that if any of such restrictions will be held void or ineffective as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company or for any other reason, but would be valid and effective if part of the wording of it was deleted and/or any period or area referred to in it reduced in time or scope, such restrictions will apply with such deletions or modifications as may be necessary to make them valid and effective.
26.4Before accepting any offer of future employment with another employer, received during your employment by the Company or before the expiry of the post-termination restriction in Clause 26.1 with the longest duration, you will disclose a copy of the whole of Clause 26 and the relevant defined terms to the prospective employer and will disclose the identity of the prospective employer and the name of the individual making the offer to the Company as soon as possible.
26.5If any person who is an employee or was formerly an employee of the Company or any Group Company solicits, induces or endeavours to solicit or induce you to leave the employment of the Company with a view to you taking up a position as representative, partner, director, employee, joint venturer, investor, consultant or otherwise of any Competing Business, you will immediately inform a director of the Company.
26.6The obligations entered into by you in the whole of Clause 26 are given to the Company for itself and as trustee for each and any Group Company, and the Company declares that, to the extent that such obligations relate to any Group Company, the Company holds the benefit of them as trustee.
26.7If your employment is transferred to any company, firm, person or entity other than the Company (Transferee Employer) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, at the request and expense of the Transferee Employer, enter into an agreement with the Transferee Employer containing post-termination obligations corresponding to the obligations in the whole of Clause 26, protecting the confidential information, trade secrets and business connections of the Transferee Employer.
26.8You will, at the request and at the cost of the Company, enter into a direct agreement or undertaking with any Group Company, under which you will accept restrictions and provisions corresponding to the restrictions and provisions contained in the whole of Clause 26 (or such of them as may be considered by the Company as appropriate in the circumstances) for such period and in respect of such area as such company may reasonably require for the protection of its legitimate interests.
27.MISCELLANEOUS
27.1No term of this Agreement will be enforceable by a third party (save for any Group Company) in their own right by virtue of section 1(1) of the Contracts (Rights of Third Parties) Act 1999 and for the avoidance of doubt this Agreement may be rescinded or varied (whether in whole or in part) by agreement between you and the Company without the consent of any third party.
27.2This Agreement contains the entire agreement between the parties relating to its subject matter and is in substitution for all previous agreements and arrangements (whether written or oral, express or implied) between you and the Company or any Group Company. Any such agreements and arrangements will be deemed to have been terminated by mutual consent as from the Commencement Date.
27.3There are no collective agreements in force that directly affect the terms and conditions of your employment.
27.4The Company reserves the right to make reasonable changes to any of your terms and conditions of employment. Changes to your terms and conditions of employment will be notified to you in writing before the date upon which they come into force. No other variation to this Agreement, or waiver of any right or obligation under it, will be effective unless made by the parties and evidenced in writing and signed by or on or behalf of the parties and expressed to be such a variation or waiver. In entering into this Agreement neither party has relied on any statement, representation or promise not expressly contained in it, provided that nothing in this Clause 27.4 will have effect to exclude the liability of either party for fraud or fraudulent misrepresentation.
27.5In the event of one or more of the provisions of this Agreement being invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

27.6The validity, construction and performance of this Agreement, and any claim, dispute or matter arising under or in connection with it or its enforceability, will be governed by and construed in accordance with the law of England and Wales. Each party irrevocably submits to the jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement.

28.KEY TERMS OF EMPLOYMENT

Commencement date	[______]
Job title	[______]
Place of work	1.1One Bishopsgate, London, EC2N 3AQ, UK
Hours of work	7 hours a day (excluding one hour for lunch) within the normal office hours of 9.00 am to 5.00 pm Monday to Friday.
Base salary	£[______] (less PAYE Deductions).
Bonus	Subject to Clause 9 of this Agreement, you will be eligible to receive a discretionary bonus.
Pension	Eligible employees will be entitled to participate in such Group Personal Pension (GPP) arrangement set out in Clause 11.1 of this Agreement.
Holiday	31 working days' per holiday year (in addition to bank and other public holidays in England), subject to Clause 14.4 of this Agreement.
Notice of termination	Either party may terminate this agreement by giving notice in writing, subject to Clause 3.

This Agreement is EXECUTED by the parties as follows:

Executed by: [________] for and on behalf of APOLLO PARTNERS LLP	.......................................................................... Signature .......................................................................... Date
Executed as a Deed and delivered on the date indicated by:
Signed by .......................................................... Employee Name in the presence of: .......................................................... Witness Name

..........................................................................
Employee Signature

..........................................................................
Date

..........................................................................
Witness Signature

..........................................................................
Date

..........................................................................
Witness Address

..........................................................................
Witness Occupation

29.